Exhibit 10.52

CREDIT AGREEMENT

Dated as of May 2, 2007

between

NIC INC.,
as Borrower,

BANK OF AMERICA, N.A.,
as Lender and L/C Issuer

i

5.06	Litigation	38
5.07	No Default	39
5.08	Ownership of Property; Liens	39
5.09	Environmental Compliance	39
5.10	Insurance	39
5.11	Taxes	39
5.12	ERISA Compliance	39
5.13	Subsidiaries	40
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	40
5.15	Disclosure	41
5.16	Compliance with Laws	41
5.17	Taxpayer Identification Number	41
5.18	Intellectual Property; Licenses, Etc	41

ARTICLE VI.	AFFIRMATIVE COVENANTS	41

6.01	Financial Statements	41
6.02	Certificates; Other Information	42
6.03	Notices	43
6.04	Payment of Obligations	44
6.05	Preservation of Existence, Etc	44
6.06	Maintenance of Properties	44
6.07	Maintenance of Insurance	44
6.08	Compliance with Laws	44
6.09	Books and Records	45
6.10	Inspection Rights	45
6.11	Use of Proceeds	45
6.12	Financial Covenants.	45
6.13	Additional Guarantors	46
6.14	Acquisitions	46

ARTICLE VII.	NEGATIVE COVENANTS	46

7.01	Liens	46
7.02	Investments	48
7.03	Indebtedness	48
7.04	Fundamental Changes	49
7.05	Dispositions	50
7.06	Restricted Payments	50
7.07	Change in Nature of Business	51
7.08	Transactions with Affiliates	51
7.09	Burdensome Agreements	51
7.10	Use of Proceeds	51

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	51

8.01	Events of Default	51
8.02	Remedies Upon Event of Default	53
8.03	Application of Funds	54

ii

ARTICLE IX.	MISCELLANEOUS	55

9.01	Amendments, Etc	55
9.02	Notices; Effectiveness; Electronic Communications	55
9.03	No Waiver; Cumulative Remedies	57
9.04	Expenses; Indemnity; Damage Waiver	57
9.05	Successors and Assigns	58
9.06	Treatment of Certain Information; Confidentiality	61
9.07	Right of Setoff	62
9.08	Interest Rate Limitation	62
9.09	Counterparts; Integration; Effectiveness	63
9.10	Survival of Representations and Warranties	63
9.11	Severability	63
9.12	Governing Law; Jurisdiction; Etc	63
9.13	Waiver of Jury Trial	64
9.14	No Advisory or Fiduciary Responsibility	65
9.15	USA PATRIOT Act Notice	65
9.16	Time of the Essence	65
9.17	No Oral Agreements	65

SCHEDULES

1.01	Initial Guarantors
2.01	Commitment
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
9.02	The Lender’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Note
C	Compliance Certificate

iii

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) is entered into as of May 2, 2007, between NIC INC., a Colorado corporation (“Borrower”) and BANK OF AMERICA, N.A., as the Lender (in such capacity, the “Lender”) and L/C Issuer.

Borrower has requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”  means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the  acquisition by  a Loan Party of all or substantially all of the assets of a Person, or of any line of business or division of a Person, or (b) the acquisition by a Loan Party of amore than of 50% of the Equity Interests of any Person (other  than a Person that is already a Subsidiary of such Loan Party), or otherwise causing any Person to become a Subsidiary of such Loan Party, or (c) a merger or consolidation or any other combination by a Loan Party with another Person (other than a Person that is a Loan Party); provided that (i) the Loan Party is the surviving entity or (ii) after giving effect to such merger or consolidation, such other Person has become a Loan Party; provided further that in no event shall the formation or establishment of a Subsidiary that becomes a Loan Party or the capitalization of or transfer to such Subsidiary that becomes a Loan Party of any existing assets or business of any Loan Party constitute an Acquisition.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(b):

Applicable Rate

			Eurodollar Rate +	Base
Pricing Level	Leverage Ratio	Commitment Fee	Letters of Credit	Rate +

1	≤1.25:1.00	0.10%	1.00%	0

2	>1.25:1.00	0.15%	1.25%	0

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective commencing on the 5th Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 2 shall apply commencing on the 5th Business Day following the date such Compliance Certificate was required to have been delivered.  The Applicable Rate in effect from the Closing Date through June 30, 2007 shall be determined based upon Pricing Level 1.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of the Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the means information provided by or on behalf of Borrower hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s)  or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the Lender’s obligation to (a) make Committed Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Lender’s name on Schedule 2.01, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Committed Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to L/C Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, an amount equal to net income for such period (less income or plus loss for such period from discontinued operations and extraordinary items) plus (i) amounts deducted in the computation thereof for (a) income taxes, (b) interest expense, (c) depreciation, depletion or amortization and (d) other non-cash expenses, losses or charges (including, without limitation, non-cash expenses for recognized pursuant to Financial Accounting Standards Board Statement No. 123(R) (Share-Based Payments), but excluding any accounts receivable or inventory write-offs); provided that if any such non-cash expense becomes a cash charge in a future period, EBITDA will be adjusted by the amount of such cash charge, and minus (ii) all non-cash items added in the computation thereof.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

Eurodollar	Eurodollar Base Rate
Rate =	1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

“Foreign Lender” means any bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that “Guarantee” shall not include obligations relating to the endorsement of checks, drafts or other items for collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, collectively, collectively, (a)the initial Guarantors listed on Schedule 1.01; (b) each Material Subsidiary that hereafter becomes a party to the Guaranty in accordance with Section 6.13; and (c) each Non-Material Subsidiary that now or hereafter elects to become a party to the Guaranty provided that such Non-Material Subsidiary delivers to the Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Non-Material Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guaranty), all in form, content and scope reasonably satisfactory to the Lender.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender, in form and substance satisfactory to the Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the due date that was set when such trade payable or account payable was created or (ii) expenses accrued in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by Borrower in its Committed Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means the Lender’s funding of its participation in any L/C Borrowing.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is 365 days after the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $5,000,000.00.  The L/C Sublimit is part of, and not in addition to, the Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means the office or offices of the Lender described as such in Schedule 10.2, or such other office or offices as the Lender may from time to time notify Borrower.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt as of such date to (b) EBITDA for the period of the 12 months then ended.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, the Note, each Issuer Document and the Guaranty.

“Loan Parties” means, collectively, Borrower and each Person (other than the Lender or the L/C Issuer) executing a Loan Document including, without limitation, each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Material Subsidiary to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means a Subsidiary other than a Non-Material Subsidiary.

“Maturity Date” means May 1, 2009; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Material Subsidiary” means a Subsidiary that (a) at no time during the then current fiscal year or the two then preceding fiscal years of the Borrower, constituted more than three percent (3%) of consolidated total assets (as shown on the Borrower’s consolidated balance sheet) or (b) accounted for no more than three percent (3%) of the gross revenues of the Borrower and its Subsidiaries, determined on a consolidated basis, in respect of any one or more of the then preceding twelve (12) fiscal quarters of the Borrower or (c) accounted for no more than three percent (3%) of the EBITDA of the Borrower and its Subsidiaries, determined on a consolidated basis, in respect of any one or more of the then preceding twelve (12) fiscal quarters of the Borrower or (d) accounted for no more than three percent (3%) of the net income of the Borrower and its Subsidiaries, determined on a consolidated basis, in respect of any one or more of the then preceding twelve (12) fiscal quarters of the Borrower.

“Note” means a promissory note made by Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any series of a limited liability company the certificate of designation and operating agreement and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 9.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition by the Borrower or any other Loan Party of Persons and/ or assets where (i) no Default or Event of Default exists either before or after the proposed Permitted Acquisition, and (ii) the Persons or assets to be acquired are in (or used in) a business substantially related or incidental to those lines of business conducted by the Borrower and its Subsidiaries and the prior, effective written consent or approval of such Acquisition by the board of directors, executive committee or equivalent governing body, or the stockholders, as appropriate, of the other party or parties has been obtained, and would not be perceived by the Person or assets to be acquired as hostile in nature; provided, that, without the prior written consent of the Lender, the purchase price of any Acquisition (including assumed liabilities in connection with such Acquisition) will not exceed $3,000,000, and the aggregate purchase price of all Acquisitions until the Maturity Date (including assumed liabilities in connection with such Acquisitions) will not exceed $10,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means IntraLinks or another similar electronic system.

“Register” has the meaning specified in Section 9.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a L/C Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer  and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means a Subsidiary that is not a Guarantor.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner reasonably acceptable to the Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, series of a limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers) less Total Liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $1,000,000.

“Total Funded Debt” means all outstanding Indebtedness.

“Total Liabilities” means the sum of current liabilities plus long term liabilities.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Lender shall so request, the Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Borrower and its Subsidiaries or to the determination of any amount for Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight saving or standard, as applicable).

1.06        Letter of Credit Amounts.  Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Committed Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Commitment.  Within the limits of the Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04 and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Committed Borrowings, Conversions and Continuations of Committed Loans.  (a)  Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to the Lender, which may be given by telephone.  Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Committed Borrowing of Base Rate Committed Loans.  Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Each Committed Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof.  Except as provided in Section 2.03(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If Borrower requests a Committed Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice for a Committed Borrowing and upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the funds so requested available to Borrower either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Committed Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans, and during the existence of an Event of Default the Lender may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Committed Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d)           The Lender shall promptly notify Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Committed Loans.

2.03        Letters of Credit.  (a)  The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lender set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lender agrees to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Commitment, or (y) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving,  and accordingly

Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Lender has approved such expiry date; or
(B)           the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(iii)          The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)           except as otherwise agreed by the Lender and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;
(D)          such Letter of Credit is to be denominated in a currency other than Dollars;
(E)           a default of the Lender’s obligations to fund under Section 2.03(c) exists, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or the Lender to eliminate the L/C Issuer’s risk with respect to the Lender; or
(F)           UNLESS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, SUCH LETTER OF CREDIT CONTAINS ANY PROVISIONS FOR AUTOMATIC REINSTATEMENT OF THE STATED AMOUNT AFTER ANY DRAWING THEREUNDER.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lender with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to the Lender) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such L/C Application must be received by the L/C Issuer and the Lender not later than 11:00 a.m. at least two Business Days (or such later date and time as the Lender and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, Borrower shall furnish to the L/C Issuer and the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Lender may require.

(ii)           Promptly after receipt of any L/C Application at the address set forth in Section 9.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with the Lender (by telephone or in writing) that the Lender has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide the Lender with a copy thereof.  Unless the L/C Issuer has received written notice from the Lender or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, the Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in the amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and the Lender a true and complete copy of such Letter of Credit or amendment.

(iv)          If Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lender shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Lender that the Lender has elected not to permit such extension, (2) from the Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or (3) from the Borrower that the Borrower does not desire such extension (without the need to provide any reason for such desire), and in each such case directing the L/C Issuer not to permit such extension.

(v)           If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lender shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Lender that the Lender has elected not to permit such reinstatement, (B) from the Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause), or (C) from the Borrower that the Borrower does not desire such reinstatement (without the need to provide any reason for such desire) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Lender thereof.

Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through the Lender in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse the L/C Issuer by such time, Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Lender pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           The Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available for the account of the L/C Issuer in an amount equal to the Unreimbursed Amount, whereupon, subject to the provisions of Section 2.03(c)(iii), the Lender shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount and the Lender shall remit such funds to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, the Lender’s payment to the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from the Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until the Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such amount shall be solely for the account of the L/C Issuer.

(v)           The Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which the Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that the Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If the Lender fails to make available to the L/C Issuer any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.03(c), the L/C Issuer shall be entitled to recover from the Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC/ Issuer in connection with the foregoing.  If the Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute the Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to the Lender with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from the Lender the L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Lender receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Lender), the Lender will use such funds to repay the L/C Advance.

(ii)           If any payment received by the Lender for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 9.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), the Lender shall pay to the L/C Issuer the amount thereof.  The obligations of the Lender under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  The Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any of its Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to the Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lender; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any of its Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Lender, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, for the benefit of itself and the L/C Issuer, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender and the L/C Issuer.  Derivatives of such term have corresponding meanings.  Borrower hereby grants to the Lender, for the benefit of itself and the L/C Issuer, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to standby Letter of Credit.

(i)            L/C Fees.  Borrower shall pay to the Lender a L/C fee (the “L/C Fee”) for each Letter of Credit equal to the Applicable Rate times the daily  amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  L/C Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Lender, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(j)            Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04        Prepayments.  (a)  Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lender.

(b)           If for any reason the Total Outstandings at any time exceed the Commitment then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Commitment then in effect.

2.05        Termination or Reduction of Commitments.  Borrower may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment, and (iv) if, after giving effect to any reduction of the Commitment, the L/C Sublimit exceeds the amount of the Commitment, such Sublimit shall be automatically reduced by the amount of such excess.  All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.06        Repayment of Loans.  Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.07        Interest.  (a)  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Lender, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Commitment Fee.  Borrower shall pay to the Lender, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Commitment exceeds the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

2.09        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10        Evidence of Debt.  (a)  The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  Upon the request of the Lender, Borrower shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Loans in addition to such accounts or records.  The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), the Lender shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by the Lender of participations in Letters of Credit.

2.11        Payments Generally.  (a)(i)  General.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Lender, at the Lender’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  All payments received by the Lender after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii)           On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with the Lender (as such account shall be designated by Borrower in a written notice to the Lender from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or  fees in full on such date.  Borrower hereby authorizes the Lender (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct  any such amount from any or all of the accounts of Borrower maintained at the Lender.  The Lender agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.11(a)(ii) showing in reasonable detail the amounts of such deduction.  The Lender agrees to reimburse Borrower for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b)           Funding Source.  Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the

Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.  (a)  Payments Free of Taxes.  Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Borrower.  Borrower shall indemnify the Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Lender or the L/C Issuer, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes so long as such efforts would not, in the reasonable determination of the Lender or the L/C Issuer, as the case may be, result in any additional costs, expenses or risks or otherwise be disadvantageous to it.  A certificate as to the amount of such payment or liability delivered to Borrower by the Lender or the L/C Issuer shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)           Status of Lender.  The Lender, if requested by Borrower, shall deliver such documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements and, if so subject, to give effect to any exemption from or reduction in the rate of withholding.

(f)            Treatment of Certain Refunds.  If the Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Lender or the L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the L/C Issuer in the event the Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02        Illegality.  If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to Borrower, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03        Inability to Determine Rates.  If the Lender determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify Borrower.  Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Committed Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)           subject the Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to the Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender or the L/C Issuer); or

(iii)          impose on the Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Lender or the L/C Issuer, Borrower will pay to the Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If the Lender or the L/C Issuer determines that any Change in Law affecting the Lender or the L/C Issuer or any Lending Office of the Lender or the Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s or the L/C Issuer’s capital or on the capital of the Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by, or participations in Letters of Credit held by, the Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which the Lender or the L/C Issuer or the Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s or the L/C Issuer’s policies and the policies of the Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to the Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Lender or the L/C Issuer or the Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of the Lender or the L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and the manner of determining such amount or amounts and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay the Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of the Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate the Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05        Compensation for Losses.  Upon demand of the Lender from time to time, Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.  For purposes of calculating amounts payable by Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.  Any demand for compensation shall set forth in reasonable detail the amount and method of determining the loss, cost or expenses claimed.

3.06        Mitigation Obligations.  If the Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07        Survival.  All of Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(i)            counterparts of this Agreement executed by the Borrower, sufficient in number for distribution to the Lender and Borrower;

(ii)           counterparts of the Guaranty executed by each Guarantor, sufficient in number for distribution to the Lender and Borrower;

(iii)          a Note executed by Borrower in favor of the Lender;

(iv)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)           such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)          a favorable opinion of counsel to the Loan Parties reasonably acceptable to the Lender addressed to the Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance reasonably satisfactory to the Lender;

(vii)         a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)        a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x)            a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of Borrower; and

(xi)           such other assurances, certificates, documents, consents or opinions as the Lender or the L/C Issuer reasonably may require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Lender, Borrower shall have paid all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Lender).

(d)           The Closing Date shall have occurred on or before May 2, 2007.

4.02        Conditions to all Credit Extensions.  The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Lender and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           The Lender shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Lender reasonably may require.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lender that:

5.01        Existence, Qualification and Power.  Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or designation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and subject to equitable remedies.

5.05        Financial Statements; No Material Adverse Effect; No Internal Control Event.  (a)              The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheets of Borrower and its Subsidiaries dated December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           To the best knowledge of Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Lender, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Borrower and its Subsidiaries on a consolidated basis.

(e)           The consolidated pro forma balance sheets of Borrower and its Subsidiaries as at December 31, 2006, and the related consolidated pro forma statements of income and cash flows of Borrower and its Subsidiaries for the 12 months then ended, certified by the chief financial officer or treasurer of Borrower, copies of which have been furnished to the Lender, fairly present in all material respects the consolidated pro forma financial condition of Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.

(f)            The forecasts delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s best estimate of its future financial condition and  performance.

5.06        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or their Subsidiaries or against any of its respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party, of the matters described on Schedule 5.06.

5.07        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.  Each Loan Party and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Loan Party is subject to no Liens, other than Liens permitted by Section 7.01.

5.09        Environmental Compliance.  The Loan Parties and the Subsidiaries thereof conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.  The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates.

5.11        Taxes.  The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

5.12        ERISA Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13        Subsidiaries.  As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens.  Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  All of the outstanding Equity Interests in Borrower have been validly issued and are fully paid and nonassessable.

5.14        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.  (a)  Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Committed Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)           None of Borrower, any Person Controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.  Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary thereof is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16        Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Taxpayer Identification Number.  Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18        Intellectual Property; Licenses, Etc.  The Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Loan Party to:

6.01        Financial Statements.  Deliver to the Lender in form and detail satisfactory to the Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Lender does not object; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower as fairly presenting in all material respects the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           as soon as available, but in any event at least 15 days before the end of each fiscal year of Borrower, forecasts prepared by management of Borrower, in form reasonably satisfactory to the Lender, of consolidated statements of income or operations and cash flow estimates of Borrower and its Subsidiaries on an annual basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

6.02        Certificates; Other Information.  Deliver to the Lender in form and detail satisfactory to the Lender:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower;

(b)           promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

(d)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission  (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f)            promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

6.03        Notices.  Promptly notify the Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party, and

(e)           of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or Borrower’s determination at any time of the occurrence or existence of any Internal Control Event.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to

Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or relating to such Indebtedness except to the extent that failure to pay or discharge any such Indebtedness could not reasonably be expected to result in a Material Adverse Effect.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear, tear and obsolescence excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons; provided that in any event Borrower will provide the Lender not less than 30 days’ prior written notice of any termination, lapse, cancellation or material change in the types and amounts of such insurance.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that so long as no Event of Default has occurred and is continuing Borrower’s obligation to pay the expenses of any of the foregoing will be limited to (i) one inspection per year (measured from the date of the Agreement and each anniversary thereof) at Lender’s discretion and (B) any further inspections resulting from the Lender’s good faith belief that conditions exist that could result in a Material Adverse Effect; provided, further, that when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.  Use the proceeds of the Credit Extensions for financing working capital, the issuance of letters of credit and general corporate purposes not in contravention of any Law or of any Loan Document.

6.12        Financial Covenants.

(a)           Minimum EBITDA.  Maintain on a consolidated basis EBITDA equal to at least $12,000,000.  This amount will be calculated at the end of each reporting period for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve-month period ending with that reporting period.

(b)           Tangible Net Worth.  Maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following:

(i)            $36,000,000; plus

(ii)           the net proceeds from any equity securities issued after the date of this Agreement; plus

(iii)          any increase in stockholders’ equity resulting from the conversion of debt securities to equity securities after the date of this Agreement.

(c)           Maximum Leverage Ratio.  Maintain on a consolidated basis a Leverage Ratio not exceeding 1.5 to 1.0.  This ratio will be calculated at the end of each reporting period for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve-month period ending with that reporting period.

6.13        Additional Guarantors.  Notify the Lender at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to the Lender a counterpart of the Guaranty or such other document as the Lender shall deem appropriate for such purpose, and (b) deliver to the Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Lender.

6.14        Acquisitions.  Prior to consummating any Acquisition the Borrower shall have delivered to the Lender (in form and detail reasonably satisfactory to the Lender) the following:

(i)            Simultaneously with, or as soon as practicable after, the first public announcement of the intention the Borrower or a Subsidiary of the Borrower to consummate an Acquisition, a brief summary of the substantive terms thereof, or if available, a copy of the executed purchase or merger agreement, together with a copy of such announcement;

(ii)           At least 10 days prior to the consummation of such Acquisition, a copy, certified by a Responsible Officer of the Borrower, of the executed purchase contract or merger agreement relating to such Acquisition, if available, or if not available at such time as soon as practicable after entering into any such purchase contract or merger agreement; and

(iii)          A certificate, executed by a Responsible Officer of the Borrower, dated the date of consummation of such Acquisition, certifying that immediately before and after giving effect to such Acquisition (A) no Event of Default has occurred and is continuing or will exist, (B) that the Borrower and its Subsidiaries will be in compliance on a pro forma basis with each of the financial covenants specified in Section 6.12 as of the end of the fiscal quarter immediately preceding such Acquisition for which financial statements have been delivered pursuant to Section 6.01 for the four fiscal quarter period preceding such fiscal quarter end, together with a reasonably detailed worksheet setting forth the calculation of such ratios and (C) that the Acquisition is a Permitted Acquisition.

ARTICLE VII.

NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Loan Party to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any refinancing, refunding, renewal or extension thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any refinancing, refunding, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens securing Indebtedness (and any refinancing, refunding, renewal or extension thereof) on property in existence at the time such property is acquired by a Loan Party in connection with an Acquisition not prohibited by this Agreement; provided, that (i) such Liens do not at any time encumber any property other than the property so acquired, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(k)           Liens under UCC § 4-210 and Liens in deposit accounts created under the standard deposit agreement of any financial institution at which such Loan Party maintains a deposit account;

(l)            Liens not otherwise permitted by this Section 7.01; provided, that the aggregate amount of Indebtedness secured by Liens permitted by this clause (l) shall not at any time exceed $1,000,000.

7.02        Investments.  Make any Investments, except:

(a)           Investments held by Borrower or any Loan Party in the form of cash equivalents or marketable debt securities;

(b)           Investments existing on the date hereof set forth on Schedule 5.13.

(c)           Investments of Borrower or any other Loan Party in any Borrower or any other Loan Party;

(d)           In addition to any Investments in Restricted Subsidiaries set forth on Schedule 5.13, Investments of Borrower or any other Loan Party in any wholly owned Restricted  Subsidiary up to $1,000,000 in the aggregate from the date hereof through the Maturity Date; provided that intercompany loans and advances shall count against the limitation in this subsection (d) only to the extent such loans and advances have not been repaid;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            Guarantees permitted by Section 7.03;

(g)           Loans and advances to officers, directors and employees of the Borrower or any Loan Party that in an aggregate amount not to exceed $100,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes and would not be prohibited by Sarbanes-Oxley;

(h)           Investments incurred in order to consummate Acquisitions not prohibited by this Agreement;

(i)            Investments in seller “take-back” notes arising in connection with a Disposition of assets not prohibited by this Agreement; provided that the principal amount of any such note does not exceed the fair market value of the assets so Disposed; and

(j)            other Investments not permitted by this Section 7.02; provided, that the aggregate value of all such other Investments made in any fiscal year shall not exceed $1,000,000.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancing, refunding, renewal or extension thereof; provided that (i) the amount of such

Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)           Guarantees given by any Loan Party in respect of Indebtedness of any other Loan Party otherwise not prohibited by this Agreement;

(d)           obligations (contingent or otherwise) of a Loan Party existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000;

(f)            Indebtedness secured by Liens permitted by Section 7.01(j);

(g)           Indebtedness owing to the Borrower or any of its Subsidiaries; and

(h)           other Indebtedness not permitted by this Section 7.03; provided, that the aggregate outstanding amount of all such other Indebtedness shall not exceed $1,000,000 at any time.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Loan Party may consummate a Permitted Acquisition;

(b)           any Loan Party other than the Borrower may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any Subsidiary of the Borrower, provided that when any wholly-owned Subsidiary of the Borrower is merging with another Subsidiary of the Borrower, the wholly-owned Subsidiary shall be the continuing or surviving

Person, and, provided further that if a Guarantor is merging with a Subsidiary of the Borrower that has not given a Guaranty, the Guarantor shall be the surviving Person; and

(c)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to any Subsidiary of the Borrower; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of the Borrower, then the transferee must either be Borrower or a wholly-owned Subsidiary of the Borrower and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be Borrower or a Guarantor.

7.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property or equipment to the extent that such Loan Party has determined it is desirable in the conduct of its business to discontinue the operation and maintenance of such property and equipment; provided that such Dispositions (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect;

(e)           Dispositions of property by any Subsidiary of the Borrower to Borrower or to a wholly-owned Subsidiary of the Borrower; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(f)            Dispositions permitted by Section 7.04;

(g)           Dispositions of cash to satisfy obligations not prohibited by this Agreement; and

(h)           Dispositions of cash in connection with Restricted Payments not prohibited by this Agreement.

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Loan Party may make Restricted Payments to any Person that owns an Equity Interest in such Loan Party, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c)           each Loan Party may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

7.07        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties on the date hereof or any business substantially related or incidental thereto.

7.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any Loan Party or between or among any Loan Party other than the Borrower and any other Loan Party.

7.09        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Loan Party to make Restricted Payments to the Borrower or its Subsidiaries or to otherwise transfer property to the Borrower or its Subsidiaries, (ii) of any Loan Party to Guarantee the Indebtedness of Borrower or its Subsidiaries or (iii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13, 6.14 or Article VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Borrower or any other Loan Party has knowledge thereof; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but giving effect to any applicable grace or cure period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any Loan Document  or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)           Change of Control.  There occurs any Change of Control with respect to any Loan Party; or

(l)            Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing the Lender may take any or all of the following actions:

(a)           declare the commitment of the Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitment and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)           require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the L/C Issuer all rights and remedies available to it and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender (including fees and time charges for attorneys who may be employees of the Lender) and amounts payable under Article III) payable to the Lender in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to the L/C Issuer (including fees, charges and disbursements of counsel to the L/C Issuer (including fees and time charges for attorneys who may be employees of the L/C  Issuer) and amounts payable under Article III);

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lender and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lender and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Lender for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

MISCELLANEOUS

9.01        Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lender, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it.

9.02        Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to, the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites), provided that the foregoing shall not apply to notices to the L/C Issuer pursuant to Article II if the L/C Issuer, has notified the Lender that it is incapable of receiving notices under such Article by electronic communication.  The Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE LENDER PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY LENDER PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall Lender or any of its Related Parties (collectively, the “Lender Parties”) have any liability to Borrower, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Lender’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender Party; provided, however, that in no event shall any Lender Party have any liability to Borrower, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Borrower, the Lender and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(e)           Reliance by the Lender and L/C Issuer.  The Lender and the L/C Issuer shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify The Lender, the L/C Issuer and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

9.03        No Waiver; Cumulative Remedies.  No failure by the Lender or the L/C Issuer to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04        Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by Borrower.  Borrower shall indemnify the Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)           Survival.  The agreements in this Section shall survive the resignation of the L/C Issuer, the replacement of the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.05        Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to the Lender or the L/C Issuer, or the Lender or the L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender or the L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06        Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the L/C Issuer, and the Lender and the L/C Issuer may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender and the L/C Issuer) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lender.  The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(ii)           Required Consents.  No consent shall be required for any assignment except:

(A)          the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the Lender;

(B)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(iii)          No Assignment to Borrower.  No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

(iv)          No Assignment to Foreign Lenders or Natural Persons.  No such assignment shall be made to a Foreign Lender or a natural person.

From and after the effective date of an assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this

Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at the Lender’s Office a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the assignee Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each assignee Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Lender and the assignee Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any assignee Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  The Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a Foreign Lender, a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including the Lender’s participations in L/C Obligations) owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower and the L/C Issuer shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were the Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)            Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Missouri Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Deemed Consent of Borrower.  If the consent of Borrower to an assignment is required hereunder, Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the Lender unless such consent is expressly refused by Borrower prior to such fifth Business Day.

(i)            Resignation as L/C Issuer.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the assignee Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lender to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07        Treatment of Certain Information; Confidentiality.  Each of the Lender and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it  (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Lender and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

9.08        Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or the L/C Issuer or any such Affiliate, irrespective of whether or not the Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, however that the Lender, the L/C Issuer and each of their respective Affiliates may not setoff and apply such deposits or other obligations to the extent such deposits or obligations consist of any fees set pursuant to state statute or regulation, county resolution, or municipal ordinance, or similar official governmental action, and any tax receipts collected for any governmental entity.  The rights of the Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender, the L/C Issuer or their respective Affiliates may have.  The Lender and the L/C Issuer agrees to notify Borrower and the Lender promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11        Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.12        Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13        Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MISSOURI.

(b)           SUBMISSION TO JURISDICTION.  BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MISSOURI SITTING IN JACKSON COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF MISSOURI, AND ANY

APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MISSOURI STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.14        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender, on the other hand, and Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Lender has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising Borrower, any other Loan Party or any of their respective Affiliates on other matters) and the Lender has no obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty.

9.16        USA PATRIOT Act Notice.  The Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Lender to identify Borrower in accordance with the Act.

9.17        Time of the Essence.  Time is of the essence of the Loan Documents.

9.18        No Oral Agreements.  The following notice is given to comply with § 432.045 of the Revised Statutes of Missouri:

Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable,

regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

As used in this section, the term “this writing” is deemed to include all Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NIC INC.

By:

Name:

Title:

S-1

BANK OF AMERICA, N.A., as
the Lender and L/C Issuer

By:

Name: John P. Mills

Title: Senior Vice President

S-2

SCHEDULE 1.01

INITIAL GUARANTORS

COMPANY	Jurisdiction
Alabama Interactive, LLC	Alabama
Arkansas Information Consortium, LLC	Arkansas
Colorado Interactive, LLC	Colorado
Hawaii Information Consortium, LLC	Hawaii
Idaho Information Consortium, LLC	Idaho
Indiana Interactive, LLC	Indiana
Iowa Interactive, LLC	Iowa
Kansas Information Consortium, Inc.	Kansas
Kentucky Interactive LLC	Kentucky
Local Government Online Indiana, LLC	Indiana
Maine Information Network, LLC	Maine
Montana Interactive, LLC	Montana
NICUSA, Inc. (Formerly, National Information Con USA, Inc.)	Kansas
National Information Consortium Technologies, LLC	California
Nebraska Interactive, LLC	Nebraska
Rhode Island Interactive, LLC	Rhode Island
South Carolina Interactive, LLC	South Carolina
Utah Interactive, LLC	Utah
Vermont Information Consortium, LLC	Vermont
Virginia Interactive, LLC	Virginia

SCHEDULE 2.01

COMMITMENT

Lender	Commitment

Bank of America, N.A.	$10,000,000.00

SCHEDULE 5.06

LITIGATION

NONE

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

NONE

SCHEDULE 5.13

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

Part (a).             Subsidiaries.

Company	Jurisdiction
Alabama Interactive, LLC	Alabama **
Arizona Interactive, LLC	Arizona **
Arkansas Information Consortium, LLC	Arkansas **
Bay Interactive, LLC	California **
Colorado Interactive, LLC	Colorado **
Construction Registry Services, LLC	Utah **
eGov Service Corporation	Colorado **
Florida Information Consortium, Inc.	Florida **
Florida Interactive, LLC	Florida **
Hawaii Information Consortium, LLC	Hawaii **
Idaho Information Consortium, LLC	Idaho **
Indiana Interactive, LLC	Indiana**
Intelligent Decision Technologies, LLC	Colorado **
Iowa Interactive, LLC	Iowa **
Kansas Information Consortium Merger Company, LLC	Kansas **
Kansas Information Consortium, Inc.	Kansas **
Kentucky Interactive, LLC	Kentucky **
Local Government Online Indiana, LLC	Kansas **
Maine Information Network, LLC	Maine **
Michigan Local Interactive, LLC	Michigan **
Montana Interactive, LLC	Montana **
National Information Consortium Technologies, LLC	California **
National Online Registries, LLC	Colorado **
National Retail Registries LLC	Colorado **
Nebraska Interactive, LLC	Nebraska **
New York Information Consortium, LLC	New York **
NIC Commerce, LLC	Colorado **

NIC Conquest, LLC	Colorado **
NIC Solutions, LLC	Colorado **
NICUSA, Inc. (formerly National Information Consortium USA, Inc.)	Kansas *
Oklahoma Interactive, LLC	Oklahoma **
Rhode Island Interactive, LLC	Rhode Island **
South Carolina Interactive, LLC	South Carolina **
Tennessee Information Consortium, Inc.	Tennessee **
Texas Local Interactive, LLC	Texas **
Utah Interactive, LLC	Utah **
Vermont Information Consortium, LLC	Vermont **
Virginia Interactive, LLC	Virginia **
West Virginia Interactive, LLC	West Virginia **

* Wholly owned subsidiary of NIC Inc.

** Wholly owned subsidiary of NICUSA, Inc

Part (b).             Other Equity Investments.

eGovernment Solutions Limited - Private joint venture (less than 15% passive ownership interest)

In October 2000, NIC made an initial $0.5 million cash investment in e-Government Solutions Limited (“eGS”), a private joint venture giving NIC initial ownership of 40% of the ordinary shares of eGS.  The purpose of the eGS joint venture, based in London, England, was to deliver eGovernment services throughout Western Europe, with initial efforts to focus on the United Kingdom.  In September 2001, the joint venture agreement was modified and reduced NIC’s obligation to make future cash contributions to the joint venture and gave NIC ownership of 47% of the ordinary shares of eGS.  In December 2002, the joint venture agreement was again modified and, among other changes, eliminated NIC’s obligation to make future cash contributions to the joint venture, reduced NIC’s ownership to 20% and eliminated NIC’s participation on the board of directors.  The investment had been accounted for under the equity method.  As a result of the modification to the joint venture agreement in December 2002, the Company began to account for its investment in eGS under the cost method and had no investment balance remaining in eGS after the modification.  NIC’s cash contributions since the inception of the joint venture have totaled approximately $1.0 million.  At December 31, 2006, the Company’s ownership interest in eGS was approximately 14%.

SCHEDULE 7.01

EXISTING LIENS

NONE

SCHEDULE 7.03

EXISTING INDEBTEDNESS

NIC Credit Summary

As of: 4/30/07

							Current	Silverlake
	In Support	L/C	Bank				Availability	Demand
Beneficiary	of Portal	Amount	Issuing	L/C #	Expires	Note #	under Note	Note Maturity	Collateral
RLI*	Tennessee	$1,000,000.00	LaSalle	S546103	10/3/2007	5113768	$1,000,000.00	10/3/2007	Unsecured

ME	New England Interactive	$158,148.00	GWB	5113741	7/14/2007	5113741	$158,148.00	7/14/2007	Unsecured
LOC increased to $158,148 in May 2007 - same expiration terms

Parkway Properties	South Carolina lease	$57,862.42	GWB	5E+06	5/27/2007	5167366	$57,862.42	5/27/2007	Unsecured

NNN One Nashville Place, LLC	Nashville Lease	$100,000.00	GWB	5E+06	10/14/2007	5166681	$100,000.00	10/14/2007	Unsecured
Letter of Credit Totals		$1,316,010.42					$1,316,010.42

SCHEDULE 9.02

THE LENDER’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

NIC INC.:

10540 South Ridgeview Road

Olathe, KS 66061

Attention: Stephen M. Kovzan

Telephone: 913-498-3468

Telecopier: 913-498-3472

Electronic Mail: stevek@nicusa.com

Website Address:                www.nicusa.com

U.S. Taxpayer Identification Number: 52-2077581

LENDER:

The Lender’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Street Address

Mail Code:
City, State ZIP Code

Attention:  Joe Healy

Telephone:  816.292.4253

Telecopier:  214.530.2922

Electronic Mail:  joe.b.healy@bankofamerica.com

ABA# 026009593

1

L/C ISSUER:

Standby Letters of Credit:

Bank of America, N.A.
Trade Operations-Los Angeles #22621
1000 W. Temple Street, 7th Floor
CA9-705-07-05
Los Angeles, CA 90012-1514

Attention:                                         Tai Anh Lu
Officer
Telephone:  213.481.7840
Telecopier:  213.580.8442
Electronic Mail:
tai_anh.lu@bankofamerica.com]

Bank of America, N.A.

Trade Operations

One Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA  18507

Attention:                                         Alfonso (Al) Malave
Telephone:  570.330.4212
Telecopier:  570.330.4186
Electronic Mail:
alfonso.malave@bankofamerica.com]

Bankers Acceptance

Bank of America, N.A.
Trade Operations-Los Angeles
1000 W. Temple Street, 7th Floor
CA9-705-07-05
Los Angeles, CA 90012-1514

Attention:                                         Frantz Bellevue
Vice President
Telephone:  213.580.8476
Telecopier:  213.580.8444
Electronic Mail:
frantz.bellevue@bankofamerica.com]

2

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                        ,

To:          Bank of America, N.A., as the Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 2, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between NIC Inc., a Colorado corporation (the “Borrower”) and Bank of America, N.A., as the Lender and L/C Issuer.

The undersigned hereby requests (select one):

A Committed Borrowing of Committed Loans                A conversion or continuation of Committed Loans

1.             On                                                                  (a Business Day).

2.             In the amount of $                                        .

3.             Comprised of                                                                       .

[Type of Committed Loan requested]

4.             For Eurodollar Rate Loans:  with an Interest Period of          months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

NIC INC.

By:

Name:

Title:

A-1

EXHIBIT B

FORM OF NOTE

$10,000,000.00	May 2, 2007

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of May 2, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower and Bank of America, N.A., as the Lender and the L/C Issuer.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI.

NIC INC.

By:

Name:

Title:

B-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                                  ,

To:          Bank of America, N.A., as the Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 2, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between NIC Inc., a Colorado corporation (“Borrower”) and Bank of America, N.A., as the Lender and the L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                    of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of Borrower contained in Article V of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         ,                   .

NIC INC.

By:

Name:

Title:

For the Quarter/Year ended                                       (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. Section 6.12(a) – Minimum EBITDA.
A. net income:	$
B. less income or plus loss from discontinued operations and extraordinary items:	$
C. plus income taxes:	$
D. plus interest expense:	$
E. plus depreciation, depletion and amortization:	$
F. plus non-cash expenses, losses or charges deducted from net income:	$
G. minus non-cash items included in income	$
H. Total EBITDA:	$
I. Excess (deficient) for covenant compliance (Line I.H. less $12,000,000):	$
II.Section 6.12(b) –Tangible Net Worth.
A. Tangible Net Worth at Statement Date:
1. Total Tangible Assets:	$
2. Total Liabilities (minus non-current portion of Subordinated Liabilities):	$
3. Tangible Net Worth (Line II.A.1 less Line II.A.2):	$
B. 1. $36,000,000:	$
2. plus the net proceeds from any equity securities issued after the date of the Agreement:	$
3. plus any increase in stockholder’s equity resulting from the conversion of debt securities to equity security after the date of this Agreement:	$

4. Minimum Required Tangible Net Worth (II.B.1 plus II.B.2 plus II.B.3):	$

C. Excess (deficient) for covenant compliance (Line II.A.3 less II.B.4):	$
III. Section 6.12(h) – Total Funded Debt to EBITDA Ratio.
A. Total Funded Debt	$
B. EBITDA (from I.H)	$
C. Ratio (Line III.A. ÷ Line III.B):	to 1.0
Minimum Required:	1.5 to 1.0